Exhibit 99.1

SOURCE: iGambit Inc.

April 4, 2012 2:00 PM ET

iGambit Inc. Reports more than 100% Increase in 2011 Revenue

SMITHTOWN, NY-(Marketwire-April 3, 2012) - iGambit Inc. (OTCBB: IGMB), a diversified technology development and holding company reported results for the year ended December  31, 2011 (in US Dollars).

For 2011, the Company reported revenues of $1,783,904, an annual increase of over 100% from $874,774 in 2010.  The increase in revenue was due to revenue generated by our subsidiary Gotham Innovation Labs Inc. (“Gotham”).  In addition, we had income from discontinued operations of $247,860  for the year ended December 31, 2011, compared to $1,898,435  for the year ended December  31, 2010.   Our net loss was ($383,393) for the year ended December 31, 2011, compared to a net income of $158,137 for the year ended December 31, 2010.  The decrease in income from discontinued operations and net income was due to the Digi-Data agreement ending on February 28, 2011.

Management Commentary:

"2011 revenue has shown our investment in our subsidiary Gotham has and continues to meet our expectations." Our year-end financial results promotes further support for Gotham’s business model and we look forward to focusing on additional strategies to foster expansion and continued growth of Gotham”  Our operating revenue remains healthy, despite the Dig-Data contingency payment stream from discontinued operations coming to an end.  Additionally, we continue to focus on acquisition opportunities to increase our net income and shareholder value.” said John Salerno, President and CEO.

About iGambit Inc.

iGambit, Inc. (IGMB), based in Commack, is a diversified holding company pursuing and evaluating a number of strategic objectives. These objectives include, among others, the potential acquisition of small to medium size businesses. We believe that the background of our management and of our Board of Directors in the technology markets is a valuable resource that makes us a desirable business partner to the companies that we are seeking to acquire. When we acquire a company, we work to assume an active role in the development and growth of the company, providing both strategic guidance and operational support. Once a company joins our partner company network, our collective expertise is leveraged to help position that company to produce high-margin, recurring and predictable earnings and generate long-term value for our stockholders.

For more information regarding iGambit's financial performance during the year ended December 31, 2011, please refer to the Form 10-K filed with the Securities and Exchange Commission on March 30, 2012 or visit www.igambit.com.

Safe Harbor Statement:

Information contained in this press release includes forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "is expected," "intends," "may," "will," "should," "anticipates," "plans" or the negative thereof. These forward-looking statements often include forecasts and projections for future revenue and/or profits and are subject to revision and are not based on audited results. The Company does not undertake to update, revise or correct any forward-looking statements. Investors are cautioned that current results are not necessarily indicative of future results, and actual results may differ from projected amounts. For more complete information concerning factors that could affect the Company's results, reference is made to the Company's registration statements, reports and other documents filed with the Securities and Exchange Commission.

Investor Relations Contact:iGambit Inc.John Salerno, President & CEO

631-670-6777 x102

631-670-6780 (fax)

 john@igambit.com